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EXHIBIT 11.1  STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

In accordance with the disclosure requirements of SFAS 128, a reconciliation of the numerator and denominator of basic and diluted EPS is provided below.

             (Unaudited and in thousands, except per share amounts)
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                                                    Three Months Ended              Nine Months Ended
Numerator - Basic and Diluted EPS:                   September 30,                    September 30,
                                              ---------------------------        ---------------------------
                                                 2000             1999              2000             1999
                                              ---------        ---------          ---------          --------
       Net income (loss)                       ($21,633)         $ 3,422           ($26,742)          $   236
Denominator - Basic EPS:
       Common stock outstanding                  34,264           33,231             34,147            33,174
                                              ---------         --------          ---------         ---------
Basic income (loss) per share                  ($  0.63)         $  0.10           ($  0.78)          $  0.01
                                              =========         ========          =========         =========

Denominator - Diluted EPS:
       Denominator - basic EPS                   34,264           33,231             34,147            33,174
Effect of dilutive securities
       Common stock options                       1,745            1,184              2,105             1,218
                                              ---------         --------          ---------         ---------

Diluted shares outstanding                       36,009           34,415             36,252            34,392
                                              ---------         --------          ---------         ---------
Diluted income (loss) per share                ($  0.60)(A)      $  0.10           ($  0.74)(A)       $  0.01
                                              =========         ========          =========         =========
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(A) - Not presented as effect is anti-dilutive